Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of SmartFinancial, Inc. of our reports dated March 16, 2018, with respect to the consolidated financial statements of SmartFinancial, Inc. and Subsidiary appearing in this Annual Report on Form 10-K for the year ended December 31, 2017:

•	Registration Statement on Form S-3 (No. 333-214802)

•	Registration Statement on Form S-3 (No. 333-208700)

•	Registration Statement on Form S-8 POS (No. 333-203449)

•	Registration Statement on Form S-8 (No. 333-208819)

•	Registration Statement on Form S-8 (No. 333-131006)

•	Registration Statement on Form S-8 (No. 333-113314)

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC
Chattanooga, Tennessee
March 16, 2018